Exhibit 23.1 Consent of Crowe Chizek and Company LLC
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement (No. 333-126861) on Form S-8 of Atlantic Coast Federal Corporation of our report dated March 17, 2006, with respect to the consolidated balance sheets of Atlantic Coast Federal Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Atlantic Coast Federal Corporation.
Crowe Chizek and Company LLC
Oak Brook, Illinois
March 29, 2006